Exhibit 2.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Amended and Restated Asset Purchase Agreement (the “Amendment No. 1”) is made this 30th day of November, 2005, by and among (i) Novoste Corporation, a Florida corporation with its principal place of business at 4350 International Boulevard, Norcross, Georgia 30093 (“Novoste”), (ii) Best Vascular, Inc., a Delaware corporation with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“Purchaser”), and (iii) Best Medical International, Inc., a Virginia corporation which is an affiliate of Purchaser, with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“BMI”);

WHEREAS, Novoste, Purchaser and BMI entered into that certain Amended and Restated Asset Purchase Agreement, dated as of October 12, 2005 (the “Amended and Restated Asset Purchase Agreement”), pursuant to which Novoste agreed to sell and Purchaser agreed to acquire, substantially all of the assets of Novoste related to Seller’s VBT Business; and

WHEREAS, Novoste, Purchaser and BMI desire to amend certain provisions of the Amended and Restated Asset Purchase Agreement; and

WHEREAS, for purposes of this Amendment No. 1, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Amended and Restated Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Agreement. Sections 7.1(a)(2) and 7.1(b)(2) shall each be amended by deleting the date “December 31, 2005” and inserting in lieu thereof the date “February 15, 2006”.

2. Authorized Representative. The first sentence of Section 10.11 shall be amended by deleting the date “January 1, 2006” and inserting in lieu thereof the date “April 30, 2006”.

3. Schedule 5.3(b). Schedule 5.3(b) to the Amended and Restated Asset Purchase Agreement shall be amended and restated in its entirety to read as attached hereto as Exhibit A.

4. Other Terms Unchanged. The Amended and Restated Asset Purchase Agreement, as amended by this Amendment No. 1, shall remain and continue in full force and effect, shall constitute a legal, valid and binding obligation of Novoste, Purchaser and BMI and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Amended and Restated Asset Purchase Agreement after the date first set forth above shall be deemed to be a reference to the Amended and Restated Asset Purchase Agreement, as amended by this Amendment No. 1.

5. Governing Law. This Amendment No. 1 shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Virginia (exclusive of its conflict of laws rules).

6. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7. Headings. The Section headings contained in this Amendment No. 1 are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment No. 1.

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Accepted and agreed to by the parties by their duly authorized representatives as of the date first set forth above.

NOVOSTE CORPORATION		BEST VASCULAR, INC.

By:	/s/ Alfred J. Novak	By:	/s/ Krishnan Suthanthiran
Title:	President and Chief Executive Officer	Title:	President
Date:	November 30, 2005	Date:	December 1, 2005

BEST MEDICAL INTERNATIONAL, INC.

By:	/s/ Krishnan Suthanthiran
Title:	President
Date:	December 1, 2005